        As filed with the Securities and Exchange Commission on October 23, 2000
                                                     Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                 E.PIPHANY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              --------------------

            DELAWARE                                7372                               77-0443392
(STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)


                      1900 SOUTH NORFOLK STREET, SUITE 310
                           SAN MATEO, CALIFORNIA 94403
                                 (650) 356-3800
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              --------------------

                                 ROGER S. SIBONI
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 E.PIPHANY, INC.
                      1900 SOUTH NORFOLK STREET, SUITE 310
                           SAN MATEO, CALIFORNIA 94403
                                 (650) 356-3800

                              --------------------

       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:

                                 AARON J. ALTER
                               N. ANTHONY JEFFRIES
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                                 (650) 493-9300

                              --------------------

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
          TITLE OF EACH CLASS                      AMOUNT             PROPOSED MAXIMUM       PROPOSED MAXIMUM          AMOUNT OF
            OF SECURITIES TO                       TO BE               OFFERING PRICE       AGGREGATE OFFERING       REGISTRATION
             BE REGISTERED                       REGISTERED               PER SHARE                PRICE                  FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0001 par value.......         70,000 (1)(3)             $ 65.84375(2)          $ 4,609,063(2)         $1,217
==================================================================================================================================

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices for the Common Stock as reported on the Nasdaq Stock Market on October 18, 2000, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(3)  Represents the maximum number of shares that may be sold hereunder.

                              --------------------

                                   PROSPECTUS

                                  70,000 SHARES

                                 E.PIPHANY, INC.

                                  COMMON STOCK

         The 70,000 shares of our common stock offered by this Prospectus will be sold by one of our stockholders. We have agreed to bear the expenses of registration of the shares in this Prospectus.

     The price at which such stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is traded on The Nasdaq Stock Market under the symbol "EPNY." On October 20, 2000, the last sale price for our common stock as reported on The Nasdaq Stock Market was $89.875 per share.

                              --------------------

     SEE "RISK FACTORS" ON PAGE 4 FOR A DISCUSSION OF FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS.

                              --------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                 The date of this prospectus is October 23, 2000

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION ABOUT E.PIPHANY, INC.......................3

RISK FACTORS...................................................................4

E.PIPHANY, INC................................................................17

USE OF PROCEEDS...............................................................17

PLAN OF DISTRIBUTION..........................................................17

SELLING STOCKHOLDER...........................................................19

LEGAL MATTERS.................................................................19

EXPERTS.......................................................................19

     You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The shares of common stock offered under this prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

     IN THIS PROSPECTUS, THE "COMPANY," "EPNY" "WE," "US," AND "OUR" REFER TO E.PIPHANY, INC.

            WHERE YOU CAN FIND MORE INFORMATION ABOUT E.PIPHANY, INC.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     o    Report on Form 10-Q filed for the fiscal quarter ended June 30, 2000,

     o    Report on Form 8-K filed with the SEC on June 15, 2000,

     o    Report on Form 8-K filed with the SEC on June 8, 2000,

     o    Report on Form 8-K filed with the SEC on May 31, 2000,

     o Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000,

     o    Report on Form 8-K filed with the SEC on March 28, 2000,

     o    Report on Form 8-K filed with the SEC on January 19, 2000,

     o Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and

     o    Registration Statement on Form 8-A filed with the SEC on August 30,
          1999.

     You may request a copy of these filings, at no cost, by writing or telephoning our Director of Investor Relations, at the following address:

                                   E.piphany, Inc.
                                   1900 South Norfolk Street, Suite 310
                                   San Mateo, California 94403
                                   (650) 356-3800

                                  RISK FACTORS

     An investment in our common stock is very risky. You should carefully consider the risks described below, together with all of the other information in this prospectus, before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the trading price of our common stock could decline, and you may lose all or part of your investment.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks faced by us described below and elsewhere in this prospectus.

E.PIPHANY HAS A HISTORY OF LOSSES, EXPECTS LOSSES IN THE FUTURE AND MAY NOT EVER BECOME PROFITABLE.

     We incurred net losses of $491.8 million for the nine months ended September 30, 2000, $22.4 million in the year ended December 31, 1999, $10.3 million in the year ended December 31, 1998 and $3.1 million in the year ended December 31, 1997. We had an accumulated deficit of $527.7 million as of September 30, 2000, and $35.9 million as of December 31, 1999. We expect to continue to incur losses before amortization charges for the foreseeable future. In addition, in connection with the acquisitions of Octane, RightPoint, eClass, and iLeverage, we will incur significant accounting charges for the amortization of intangible assets over the three years following these mergers. These losses will be substantial, and we may not ever become profitable. In addition, we expect to significantly increase our expenses in the near term, especially research and development and sales and marketing expenses. Therefore, our operating results will be harmed if our revenue does not keep pace with our expected increase in expenses or is not sufficient for us to achieve profitability. If we do achieve profitability in any period, it cannot be certain that we will sustain or increase profitability on a quarterly or annual basis.

OUR LIMITED OPERATING HISTORY AND THE LIMITED OPERATING HISTORY OF THE COMPANIES WE ACQUIRED, MAKES FINANCIAL FORECASTING AND EVALUATION OF OUR BUSINESS DIFFICULT.

     Our limited operating history and the limited operating history of the companies that we acquired makes it difficult to forecast the combined company's future operating results. We were founded in November 1996 and began developing products in 1997. Our revenue and income potential is unproven. We received our first revenues from licensing our software and performing related services in early 1998. Since neither we nor the companies we acquired have a long history upon which to base forecasts of future operating results, any predictions about our future revenues and expenses may not be as accurate as they would be if E.piphany and the other companies we acquired had a longer business history.

VARIATIONS IN QUARTERLY OPERATING RESULTS DUE TO SUCH FACTORS AS CHANGES IN DEMAND FOR OUR PRODUCTS AND CHANGES IN OUR MIX OF REVENUES MAY CAUSE OUR STOCK PRICE TO DECLINE.

     We expect our quarterly operating results to fluctuate. We therefore believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, and you should not rely on them to predict our future performance or the future performance of our stock price. Our short-term expense levels are relatively fixed and are based on our expectations of future revenues. As a result, a reduction in revenues in a quarter may harm our operating results for that quarter. Our quarterly revenues, expenses and operating results could vary significantly from quarter-to-quarter. If our operating results in future quarters fall below the expectations of market analysts and investors, the trading price of our common stock will fall. Factors that may cause our operating results to fluctuate on a quarterly basis are:

     o    varying size, timing and contractual terms of orders for our products,

     o our ability to timely complete our service obligations related to product sales,

     o changes in the mix of revenue attributable to higher-margin product license revenue as opposed to substantially lower-margin service revenue,

     o customers' decisions to defer orders or implementations, particularly large orders or implementations, from one quarter to the next,

     o changes in demand for our software or for enterprise software and real time marketing solutions generally,

     o    announcements or introductions of new products by our competitors,

     o    software defects and other product quality problems,

     o    our ability to integrate acquisitions,

     o any increase in our need to supplement our professional services organization by subcontracting to more expensive consulting organizations to help provide implementation, support and training services when our own capacity is constrained, and

     o our ability to hire, train and retain sufficient engineering, consulting, training and sales staff.

THE LOSS OF KEY PERSONNEL, OR ANY INABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, COULD AFFECT OUR ABILITY TO SUCCESSFULLY GROW OUR BUSINESS.

     Our future success will depend in large part on our ability to hire and retain a sufficient number of qualified personnel, particularly in sales, marketing, research and development, service and support. If we are unable to do so, this inability could affect our ability to grow our business. Competition for qualified personnel in high technology is intense, particularly in the Silicon Valley region of Northern California where our principal offices are located. Our future success also depends upon the continued service of our executive officers and other key sales, engineering and technical staff. The loss of the services of our executive officers and other key personnel would harm our operations. None of our officers or key personnel are bound by an employment agreement and we do not maintain key person insurance on any of our employees. We would also be harmed if one or more of our officers or key employees decided to join a competitor or otherwise compete with us.

     The market price of our common stock has fluctuated substantially since our initial public offering in September 1999. Consequently, potential employees may perceive our equity incentives such as stock options as less attractive and current employees whose options are no longer priced below market value may choose not to remain employed by us. In that case, our ability to attract or retain employees will be adversely affected.

IF CUSTOMERS DO NOT CONTRACT DIRECTLY WITH CONSULTING ORGANIZATIONS TO IMPLEMENT AND SUPPORT OUR PRODUCTS, OUR REVENUES, PROFITABILITY AND MARGINS MAY BE HARMED.

     Our principal focus is providing software solutions rather than services. As a result, we encourage our customers to purchase consulting, implementation, maintenance and training services directly from consulting organizations instead of purchasing these services from us. While we do not receive any fees directly from these consulting organizations when they contract directly with our customers, we believe that these consulting organizations increase market awareness and acceptance of our software solutions and allow us to focus on software development and licensing. If consulting organizations are unwilling or unable to provide a sufficient level and quality of services directly to our customers or if customers are unwilling to contract directly with these consulting organizations, we may not realize these benefits and our revenues and profitability may be harmed.

     Further, to the extent that consulting organizations do not provide consulting, implementation, maintenance and training services directly to our customers, we need to provide these services to our customers. We provide these services to our customers either directly through our internal professional services organization or indirectly through subcontractors we hire to perform the services on our behalf. Because our margins on service revenues are less than our margins on license revenues, our overall margins decline when we provide services to customers. This is particularly true if we hire subcontractors to perform these services because it costs us more to hire subcontractors to perform these services than to provide the services ourselves.

IF OUR INTERNAL PROFESSIONAL SERVICES ORGANIZATION DOES NOT PROVIDE IMPLEMENTATION SERVICES EFFECTIVELY AND ACCORDING TO SCHEDULE, OUR REVENUES AND PROFITABILITY WOULD BE HARMED.

     Customers that license our products typically require consulting, implementation, maintenance and training services and obtain them from our internal professional services, customer support and training organizations, which employed a staff of 282 as of September 30, 2000, or from outside consulting organizations. When we provide these services, we generally recognize revenue from the licensing of our software products as the implementation services are performed. If our internal professional services organization does not effectively implement and support our products or if we are unable to expand our internal professional services organization as needed to meet our customers' needs, our ability to sell software, and accordingly our revenues, will be harmed.

     In addition, when we sell licenses together with professional services for implementation, we generally recognize the revenue from both the license and the services as we perform the implementation services. Therefore, delays in providing implementation services will delay our recognition of revenue. If we are unable to expand our internal professional services organization to keep pace with sales, we will be required to increase our use of subcontractors to help meet our implementation and service obligations, which will result in lower gross margins. In addition, we may be unable to negotiate agreements with subcontractors to provide a sufficient level and quality of services. If we fail to retain sufficient subcontractors, our ability to sell software for which these services are required will be harmed and our revenues will suffer.

OUR SERVICE REVENUES HAVE A SUBSTANTIALLY LOWER MARGIN THAN OUR PRODUCT REVENUES, AND AN INCREASE IN SERVICE REVENUES RELATIVE TO LICENSE REVENUES COULD HARM OUR GROSS MARGINS.

     Our service revenues, which includes fees for consulting, implementation, maintenance and training, were 44% of our revenues for the nine months ended September 30, 2000, 47% of our revenues for the year ended December 31, 1999 and 34% of our revenues for the year ended December 31, 1998. Our service revenues have substantially lower gross margins than license revenues. Our cost of service revenues for the nine months ended September 30, 2000 and the year ended December 31,1999 was 96% and 102%, respectively, of our service revenues. An increase in the percentage of total revenues represented by services revenues could adversely affect our overall gross margins.

     Service revenues as a percentage of total revenues and cost of service revenues as a percentage of total revenues have varied significantly from quarter to quarter due to our relatively early stage of development. The relative amount of service revenues as compared to license revenues has varied based on the volume of software solution orders compared to the volume of additional user orders. In addition, the amount and profitability of services can depend in large part on:

     o    the software solution which has been licensed,

     o    the complexity of the customers' information technology environment,

     o    the resources directed by customers to their implementation projects,

     o    the number of users licensed, and

     o the extent to which outside consulting organizations provide services directly to customers.

NEW PRODUCT INTRODUCTIONS AND PRICING STRATEGIES BY OUR COMPETITORS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND COULD RESULT IN PRESSURE TO PRICE OUR PRODUCTS IN A MANNER THAT REDUCES OUR MARGINS.

     Competitive pressures could prevent us from growing, reduce our market share or require us to reduce prices on our products and services, any of which could harm our business.

     We compete principally with vendors of:

     o enterprise application software, such as Oracle, PeopleSoft, SAP and Siebel Systems,

     o data management and data analysis software tools, such as Broadbase, Business Objects, Informatica, and Microstrategy,

     o marketing campaign management software tools, such as Exchange Applications, Prime Response, and Recognition Systems,

     o software that recommends products to customers in real-time such as Net Perceptions, and

     o electronic customer relationship management software, such as Kana Communications, eGain, and Primus Knowledge Solutions.

     Many of these companies have significantly greater financial, technical, marketing, service and other resources. Many of these companies also have a larger installed base of users, have been in business longer or have greater name recognition than we do. Some large companies may attempt to build capabilities into their products that are similar to the capabilities of our products. Some of our competitors' products may be more effective than our products at performing particular functions or be more customized for particular needs. Even if these functions are more limited than those provided by our products, our competitors' software products could discourage potential customers from purchasing our products. For example, our competitors' software products may incorporate other capabilities, such as recording accounting transactions, customer orders or inventory management data. A software product that performs these functions, as well as some of the functions of our software solutions, may be appealing to some customers because it would reduce the number of different types of software necessary to effectively run their business. Further, our competitors may be able to respond more quickly than we can to changes in customer requirements.

     In addition, our products must integrate with software solutions provided by a number of our existing or potential competitors. These competitors could alter their products so that our products no longer integrate well with them, or they could deny or delay access by us to advance software releases that allow us to timely adapt our products to integrate with their products.

     Our competitors have made and may also continue to make strategic acquisitions or establish cooperative relationships among themselves or with other software vendors. This may increase the ability of their products to address the need for software solutions such as ours, which provide both the ability to collect data from multiple sources and analyze that data to profile customer characteristics and preferences. Our competitors may also establish or strengthen cooperative relationships with our current or future distributors or other parties with whom we have relationships, thereby limiting our ability to sell through these channels, reducing promotion of our products and limiting the number of consultants available to implement our software.

OUR REVENUES MIGHT BE HARMED BY RESISTANCE TO ADOPTION OF E.PIPHANY'S SOFTWARE BY INFORMATION TECHNOLOGY DEPARTMENTS.

     Some businesses may have already made a substantial investment in other third party or internally developed software designed to integrate data from disparate sources and analyze this data or manage marketing campaigns. These companies may be reluctant to abandon these investments in favor of our software. In addition, information technology departments of potential customers may resist purchasing our software solutions for a variety of other reasons, particularly the potential displacement of their historical role in creating and running software and concerns that packaged software products are not sufficiently customizable for their enterprises. If the market for our products does not grow for any of these reasons, our revenues will be harmed.

IF THE MARKET IN WHICH WE SELL OUR PRODUCTS AND SERVICES DOES NOT GROW AS WE ANTICIPATE, OUR REVENUES WILL BE REDUCED.

     If the market for software that enables companies to establish, manage, maintain and continually improve customer relationships by collecting and analyzing data to design and manage marketing campaigns and customize products and services and providing timely, consistent, multichannel customer interaction does not grow as quickly or become as large as we anticipate, our revenues will be reduced. Our market is still emerging, and our success depends on its growth. Our potential customers may:

     o    not understand or see the benefits of using these products,

     o    not achieve favorable results using these products,

     o experience technical difficulty in implementing or using these products, or

     o    use alternative methods to solve the same business problems.

     In addition, because our products can be used in connection with Internet commerce and we are currently developing additional Internet commerce solutions, if the Internet commerce market does not grow as quickly as we anticipate, we may experience sales, which are lower than our expectations.

IF WE FAIL TO DEVELOP NEW PRODUCTS OR IMPROVE OUR EXISTING PRODUCTS TO MEET OR ADAPT TO THE CHANGING NEEDS AND STANDARDS OF OUR INDUSTRY, SALES OF OUR PRODUCTS MAY DECLINE.

     Our future success depends on our ability to address the rapidly changing needs of our customers and potential customers. We must maintain and improve our E.piphany E.5 System and develop new products that include new technological developments, keep pace with products of our competitors and satisfy the changing requirements of our customers. If we do not, we may not achieve market acceptance and we may be unable to attract new customers. E.piphany may also lose existing customers, to whom we seek to sell additional software solutions and professional services.

     To achieve increased market acceptance of our products, we must, among other things, continue to:

     o improve and introduce new software solutions for reporting and analysis, distributed database marketing and e-commerce,

     o improve the effectiveness of our software, particularly in implementations involving very large databases and large numbers of simultaneous users,

     o    enhance our software's ease of administration,

     o improve our software's ability to extract data from existing software systems, and

     o adapt to rapidly changing computer operating system and database standards and Internet technology.

     We may not be successful in developing and marketing these or other new or improved products. If we are not successful, we may lose sales to competitors.

     In addition, we have entered into customer contracts, which contain specific performance goals relating to new product releases or enhancements, and if we are not able to meet these goals, we may be required to, among other things, return fees, pay damages and offer discounts.

IF OUR PRODUCTS DO NOT STAY COMPATIBLE WITH CURRENTLY POPULAR SOFTWARE PROGRAMS, WE MAY LOSE SALES AND REVENUES.

     The E.piphany E.5 System must work with commercially available software programs that are currently popular. If these software programs do not remain popular, or we do not update our software to be compatible with newer versions of these programs, we may lose customers.

     In order to operate the E.piphany E.5 System, the system must be installed on both a computer server running the Microsoft Windows NT or Windows 2000 computer operating systems and a computer server running database software from Microsoft or Oracle. E.piphany is currently modifying its respective software to also operate on UNIX operating systems and IBM DB2 databases. If we fail to successfully complete these modifications in a timely manner, we may lose sales and revenues. In addition, users access the E.piphany

E.5 System through standard Internet browsers such as Microsoft Internet Explorer. If we fail to obtain access to developer versions of these software products, we may be unable to build and enhance our products on schedule.

     After installation, the E.piphany E.5 System collects and analyzes data to profile customers' characteristics and preferences. This data may be stored in a variety of our customers' existing software systems, including leading systems from Oracle, PeopleSoft, Siebel Systems, SAP and Vantive, running on a variety of computer operating systems. If we fail to enhance our software to collect data from new versions of these products, we may lose potential customers. If we lose customers, our revenues and profitability may be harmed.

IF DATABASE ACCESS BECOMES STANDARDIZED, DEMAND FOR OUR PRODUCTS WILL BE
REDUCED.

     Our products are useful for integrating data from a variety of disparate data sources. Adoption of uniform, industry-wide standards across various database and analytic software programs could minimize the importance of the data integration capabilities of our products. This, in turn, could adversely affect the competitiveness and market acceptance of our products. Also, a single competitor in the market for database and analytic software programs or Internet relationship management may become dominant, even if there is no formal industry-wide standard. If large numbers of our customers adopt a single standard, this would similarly reduce demand for our product. If E.piphany loses customers because of the adoption of standards, we may have lower revenues and profitability.

OUR PRODUCTS HAVE LONG SALES CYCLES WHICH MAKES IT DIFFICULT TO PLAN EXPENSES AND FORECAST RESULTS.

     It takes us between three and six months to complete the majority of our sales, but it can take us up to one year or longer. It is therefore difficult to predict the quarter in which a particular sale will occur and to plan expenditures accordingly. The period between initial contact with a potential customer and their purchase of products and services is relatively long due to several factors, including:

     o    the complex nature of our products,

     o our need to educate potential customers about the uses and benefits of our products,

     o the purchase of our products requires a significant investment of resources by a customer,

     o    our customers have budget cycles which affect the timing of purchases,

     o many of our customers require competitive evaluation and internal approval before purchasing our products,

     o potential customers may delay purchases due to announcements or planned introductions of new products by E.piphany or its competitors, and

     o many of our customers are large organizations, which may require a long time to make decisions.

     The delay or failure to complete sales in a particular quarter could reduce our revenues in that quarter, as well as subsequent quarters over which revenues for the sale would likely be recognized. If our sales cycle unexpectedly lengthens in general or for one or more large orders, it would adversely affect the timing of our revenues. If we were to experience a delay of several weeks on a large order, it could harm our ability to meet our forecasts for a given quarter.

IF WE FAIL TO ESTABLISH, MAINTAIN OR EXPAND OUR RELATIONSHIPS WITH THIRD PARTIES, OUR ABILITY TO GROW REVENUES COULD BE HARMED.

     In order to grow our business, we must generate, retain and strengthen relationships with third parties. To date, we have established relationships with several companies, including consulting organizations and system integrators that implement our software, including Ernst & Young, KPMG and PricewaterhouseCoopers; resellers, including Acxiom, Harte-Hanks and Pivotal; and application service providers that provide access to our software to their customers over the Internet, including Corio and Interrelate. If the third parties with whom we have relationships do not provide sufficient, high-quality service or integrate and support our software correctly, our revenues may be harmed. In addition, the third parties with whom we have relationships may offer products of other companies, including products that compete with our products. We typically enter into contracts with third parties that generally set out the nature of our relationships. However, our contracts do not require these third parties to devote resources to promoting, selling and supporting our products. Therefore we have little control over these third parties. We cannot assure you that we can generate and maintain relationships that offset the significant time and effort that are necessary to develop these relationships.

     We must also effectively take advantage of the resources and expertise of third parties to help them develop the E.piphany E.5 System. Our agreements with third parties do not require them to help us develop new software. If we fail to effectively work with third parties, our ability to increase revenues by broadening our software solution offerings, particularly in additional specific industries, will be limited.

IF WE FAIL TO EXPAND OUR DIRECT AND INDIRECT SALES CHANNELS, WE WILL NOT BE ABLE TO INCREASE REVENUES.

     In order to grow our business, we need to increase market awareness and sales of our products and services. To achieve this goal, we need to increase both our direct and indirect sales channels. If we fail to do so, this failure could harm our ability to increase revenues. We currently receive substantially all of our revenues from direct sales, but we intend to increase sales through indirect sales channels in the future. We also need to expand our direct sales force by hiring additional salespersons and sales management.

     We intend to derive revenues from indirect sales channels by selling our software through value added resellers. These resellers offer our software products to their customers together with consulting and implementation services or integrate our software solutions with other software. We also intend to increasingly offer our software through application service providers, who install our software on their own computer servers and charge their customers for access to that software. We need to expand our indirect sales channels by entering into additional relationships with these third parties.

     We have not derived a material amount of revenues from international sales to date, but we expect as part of our strategy to increase international sales principally through the use of indirect sales channels. We will be even more dependent on indirect sales channels in the future due to our international strategy. We also plan to use international direct sales personnel and therefore must hire additional sales personnel outside the United States. Our ability to develop and maintain these channels will significantly affect our ability to penetrate international markets.

WE HAVE GROWN VERY QUICKLY AND IF WE FAIL TO MANAGE OUR GROWTH, OUR ABILITY TO GENERATE NEW REVENUES AND ACHIEVE PROFITABILITY WOULD BE HARMED.

     We have grown significantly since our inception and will need to grow quickly in the future. Any failure to manage this growth could impede our ability to increase revenues and achieve profitability. We have increased our number of employees from 21 at December 31, 1997 to 849 as of September 30, 2000. Our
future expansion could be expensive and strain our management and other resources. In order to manage growth effectively, we must:

     o    hire, train and integrate new personnel,

     o    integrate people and technologies from acquired companies,

     o    continue to augment our financial and accounting systems,

     o    manage our sales operations, which are in several locations,

     o    expand our facilities, and

     o    if we do not manage our growth effectively, our business could suffer.

IF WE ACQUIRE ADDITIONAL COMPANIES OR TECHNOLOGIES IN THE FUTURE, THEY COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE OR ADVERSELY AFFECT OUR OPERATING RESULTS.

     In addition to the acquisitions that we have already completed, we may acquire or make investments in other complementary companies, services and technologies in the future. If we fail to properly evaluate and execute acquisitions and investments, they may seriously harm our business and prospects. To successfully complete an acquisition, we must:

     o properly evaluate the business, personnel and technology of the company to be acquired,

     o accurately forecast the financial impact of the transaction, including accounting charges and transaction expenses,

     o    integrate and retain personnel,

     o    combine potentially different corporate cultures,

     o effectively integrate products and research and development, sales, marketing and support operations, and

     o    maintain focused on our day-to-day operations.

     Further, the financial consequences of our acquisitions and investments may include potentially dilutive issuances of equity securities, one-time write-offs, amortization expenses related to goodwill and other intangible assets and the incidence of contingent liabilities.

IF OTHERS CLAIM THAT WE ARE INFRINGING THEIR INTELLECTUAL PROPERTY, WE COULD INCUR SIGNIFICANT EXPENSES OR BE PREVENTED FROM SELLING OUR PRODUCTS.

     We cannot assure you that others will not claim that we are infringing their intellectual property rights or that we do not in fact infringe those intellectual property rights. We have not conducted a search for existing intellectual property registrations and we may be unaware of intellectual property rights of others that may cover some of our technology.

     We have been contacted by a company which has asked us to evaluate the need for a license of several patents that the company holds directed to data extraction technology. This company has filed litigation alleging infringement of its patents against several of our competitors. We cannot assure you that the holder of the patents will not file litigation against us or that we would prevail in the case of such litigation. In addition, the patent holder has informed us that it has applications pending in numerous foreign countries. The patent holder may also have applications on file in the United States covering related subject matter which are confidential until the patent or patents, if any, is issued.

     Any litigation regarding intellectual property rights could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements.

     However, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or an injunction against use of our products. A successful claim of patent or other intellectual property infringement against us would have an immediate material adverse effect on our business and financial condition.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, THIS INABILITY COULD WEAKEN OUR COMPETITIVE POSITION, REDUCE OUR REVENUES AND INCREASE OUR COSTS.

     Our success depends in large part on our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secrets, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. We may be required to spend significant resources to monitor and police our intellectual property rights. If we fail to successfully enforce our intellectual property rights, our competitive position may be harmed.

     Our pending patent and trademark registration applications may not be allowed or competitors may successfully challenge the validity or scope of these registrations. In addition, our patents may not provide a significant competitive advantage.

     Other software providers could copy or otherwise obtain and use our products or technology without authorization. They also could develop similar technology independently which may infringe our proprietary rights. We may not be able to detect infringement and may lose a competitive position in the market before it does so. In addition, competitors may design around our technology or develop competing technologies. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.

     In addition, one of the ways in which we charge for our software is based on the number of users at a particular site that will be permitted to use the software. Organizations that have a site license for a fixed number of users for our products could allow unauthorized use of our software by unlicensed users. Unauthorized use is difficult to detect and, to the extent that our software is used without authorization, we may lose potential license fees.

PRIVACY AND SECURITY CONCERNS, PARTICULARLY RELATED TO THE USE OF OUR SOFTWARE ON THE INTERNET, MAY LIMIT THE EFFECTIVENESS OF AND REDUCE THE DEMAND FOR OUR PRODUCTS.

     The effectiveness of our software products relies on the storage and use of customer data collected from various sources, including information collected on Web sites, as well as other data derived from customer registrations, billings, purchase transactions and surveys. Our collection and use of such data for customer profiling may raise privacy and security concerns. Our customers generally have implemented security measures to protect customer data from disclosure or interception by third parties. However, the security measures may not be effective against all potential security threats. If a well-publicized breach of customer data security were to occur, our software products may be perceived as less desirable, impacting our future sales and profitability.

     In addition, due to privacy concerns, some Internet commentators, consumer advocates, and governmental or legislative bodies have suggested legislation to limit the use of customer profiling technologies. The European Union and some European countries have already adopted some restrictions on the use of customer profiling data. In addition, Internet users can, if they choose, configure their Web browsers to limit the collection of user data for customer profiling. Should many Internet users choose to limit the use of customer profiling technologies, or if major countries or regions adopt legislation or other restrictions on the use of customer profiling data, E.piphany's software would be less useful to customers, and E.piphany's sales and profits could decrease.

OUR PRODUCTS ARE NEW, AND IF THEY CONTAIN DEFECTS, OR OUR SERVICES ARE NOT PERCEIVED AS HIGH QUALITY, WE COULD LOSE POTENTIAL CUSTOMERS OR BE SUBJECT TO DAMAGES.

     We began shipping our first products in early 1998. These products are complex and may contain currently unknown errors, defects or failures, particularly since they are new and recently released. In the past we have discovered software errors in some of our products after introduction. We may not be able to detect and correct errors before releasing our products commercially. If our commercial products contain errors, we may be required to:

     o    expend significant resources to locate and correct the error,

     o delay introduction of new products or commercial shipment of products, or

     o experience reduced sales and harm to our reputation from dissatisfied customers.

     Our customers also may encounter system configuration problems which require us to spend additional consulting or support resources to resolve these problems.

     In addition, our customers generally store their data across computer networks, which are often connected to the Internet. Our software operates across our customers' computer networks and can, at the customer's option, be accessed through an Internet connection. Our software contains technology designed to prevent theft or loss of data. Nevertheless, customers may encounter security issues with their existing databases installed across networks, particularly the Internet, or with our software. A security breach involving our software, or a widely publicized security breach involving the Internet generally, could harm our sales. A security breach involving our software could also expose us to claims for damages.

     Because our software products are used for important decision-making processes and enable our customers to interact with their customers, product defects may also give rise to product liability claims. Although our license agreements with customers typically contain provisions designed to limit our exposure, some courts may not enforce all or part of these limitations. Although we have not experienced any product liability claims to date, we may encounter these claims in the future. Product liability claims, whether or not successful, could:

     o divert the attention of our management and key personnel from our business,

     o    be expensive to defend, and

     o    result in large damage awards.

     Our product liability insurance may not be adequate to cover all of the expenses resulting from a claim. In addition, if our customers do not find our services to be of high quality, they may elect to use other training, consulting and product integration firms rather than contract for our services. If customers are dissatisfied with our services, we may lose revenues.

WE INTEND TO EXPAND OUR INTERNATIONAL SALES EFFORTS BUT WE DO NOT HAVE SUBSTANTIAL EXPERIENCE IN INTERNATIONAL MARKETS.

     Although our international sales have been immaterial to date, we intend to expand our international sales efforts in the future. We have limited experience in marketing, selling and supporting our products and services abroad. If we are unable to grow our international operations successfully and in a timely manner, our business and operating results could be seriously harmed. In addition, doing business internationally involves greater expense and many additional risks, particularly:

     o unexpected changes in regulatory requirements, taxes, trade laws and tariffs,

     o    differing intellectual property rights,

     o    differing labor regulations,

     o    unexpected changes in regulatory requirements,

     o changes in a specific country's or region's political or economic conditions,

     o greater difficulty in establishing, staffing and managing foreign operations, and

     o    fluctuating exchange rates.

     We plan to expand our international operations in the near future, and this will require a significant amount of attention from our management and substantial financial resources. We have begun efforts at international expansion in Europe and, as of September 30, 2000, had 51 sales and marketing professionals located in the United Kingdom, Australia, Germany, Canada, Japan, The Netherlands and France. We are also exploring other regions for future expansion.

SEASONAL TRENDS IN SALES OF BUSINESS SOFTWARE MAY AFFECT OUR QUARTERLY REVENUES.

     The market for business software has experienced seasonal fluctuations in demand. The first and third quarters of the year have been typically characterized by lower levels of revenue growth. We believe that these fluctuations are caused in part by customer buying patterns, which are influenced by year-end budgetary pressures and by sales force commission structures. As our revenues grow, we may experience seasonal fluctuations in our revenues.

WE DO NOT INTEND TO PAY DIVIDENDS, YOU WILL NOT RECEIVE FUNDS WITHOUT SELLING SHARES AND YOU MAY LOSE THE ENTIRE AMOUNT OF YOUR INVESTMENT.

     We have never declared or paid any cash dividends on our capital stock and do not intend to pay dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you will not receive any funds without selling your shares. We further cannot assure you that you will receive a return on your investment when you sell your shares or that you will not lose the entire amount of your investment.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DELAY OR PREVENT AN ACQUISITION OF E.PIPHANY.

     Our certificate of incorporation and bylaws contain provisions which could make it harder for a third party to acquire us without the consent of our board of directors. For example, if a potential acquiror were to make a hostile bid for us, the acquiror would not be able to call a special meeting of stockholders to remove our board of directors or act by written consent without a meeting. In addition, our board of directors have staggered terms, which makes it difficult to remove them all at once. The acquiror would also be required to provide advance notice of its proposal to remove directors at an annual meeting. The acquiror also will not be able to cumulate votes at a meeting, which will require the acquiror to hold more shares to gain representation on the board of directors than if cumulative voting were permitted.

     Our board of directors also has the ability to issue preferred stock which would significantly dilute the ownership of a hostile acquiror. In addition,
Section 203 of the Delaware General Corporation Law limits business combination transactions with 15% stockholders that have not been approved by the board of directors. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. These provisions may apply even if the offer may be considered beneficial by some stockholders.

     Our board of directors could choose not to negotiate with an acquiror that it did not feel was in the strategic interests of our company. If the acquiror was discouraged from offering to acquire us, or prevented from successfully completing a hostile acquisition by the antitakeover measures, you could lose the opportunity to sell your shares at a favorable price.

                                 E.PIPHANY, INC.

     We develop, market and sell the E.piphany E.5 System, an integrated suite of customer relationship management software solutions that provides capabilities for the analysis of customer data, the creation of inbound and outbound marketing campaigns, and the execution of sales and service customer interactions. Companies can implement the E.piphany E.5 System to collect and analyze data from their existing software systems, and from third party data providers, to better understand and proactively and personally interact with their customers across a variety of channels. Business users within these companies can use this information to design and execute marketing campaigns as well as personalize products, services and related interactions. Our headquarters are located at 1900 South Norfolk Street, Suite 310, San Mateo, California 94403 and the telephone number is (650) 356-3800.

                                 USE OF PROCEEDS

     Because the shares of our common stock offered hereunder are being offered by a stockholder of E.piphany, Inc., we will receive no proceeds upon the sale of such common stock.

                              PLAN OF DISTRIBUTION

     The selling stockholder may, from time to time, sell all or a portion of the shares as follows:

     o    at prices and at terms then prevailing in the market,

     o    at prices related to the then current market price, or

     o    in negotiated transactions.

     The shares may be sold by the selling stockholder by one or more of the following methods, or others:

     o block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     o purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus,

     o on a stock exchange in accordance with the rules of the particular exchange,

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers,

     o    privately negotiated transactions, or

     o    a combination of any of these methods of sale.

     In effecting sales, brokers and dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholder, or, if any broker-dealer acts as agent for the purchaser of the shares, from the purchaser, in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholder to sell a specified number of the shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may subsequently resell the shares from time to time in the following transactions:

     o transactions, which may involve block transactions and sales to and through other broker-dealers, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale,

     o    in negotiated transactions, or

     o    at prices related to the then-current market price.

     In connection with these resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

     The selling stockholder and any broker-dealers or agents that participate with the selling stockholder in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with any sales. In the event of a sale, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, Regulation M under the Securities Exchange Act of 1934, as amended, may apply in connection with the selling stockholder's sales of his shares.

     We have agreed to pay all fees and expenses incident to the registration of the shares. The selling stockholder will pay all commissions and discounts, if any, attributable to the sales of the shares. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     We will file a supplement to this prospectus, if required, upon being notified by the selling stockholder that any material arrangement has been entered into for the sale of the shares though a block trade, or as otherwise may be required.

     The selling stockholder may, in the future, also sell the shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

     There can be no assurance that the selling stockholder will sell any or all of the shares of common stock offered by him hereunder.

                               SELLING STOCKHOLDER

     The shares of our common stock to be offered and sold pursuant to this prospectus were issued to the selling stockholder in connection with the commencement of his employment as our Chief Executive Officer. The following table sets forth information with respect to beneficial ownership of our common stock as of September 30, 2000 by the selling stockholder. Except as indicated in the footnotes to this table:

     o The person named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him, subject to community property laws where applicable, and

     o The selling stockholder has not held any position or office or had a material relationship with E.piphany, Inc. or any of our affiliates within the past three years other than as a result of his ownership of the shares of our common stock or as a result of their employment with us.

     The shares offered by this prospectus may be offered from time to time by the selling stockholder named below. The selling stockholder may offer all, some or none of the shares and there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares.


                                                            NUMBER OF SHARES OF COMMON STOCK
                              -------------------------------------------------------------------------------------------
                                NUMBER OF SHARES         NUMBER OF SHARES       NUMBER OF SHARES     PERCENTAGE OF SHARES
                               BENEFICIALLY OWNED          BEING OFFERED       BENEFICIALLY OWNED     BENEFICIALLY OWNED
NAME                          PRIOR TO OFFERING (2)          HEREBY(2)         AFTER OFFERING (2)       AFTER OFFERING
-------------------------------------------------------------------------------------------------------------------------
Roger S. Siboni (1)                 1,370,000               70,000 (3)             1,300,000                 2.9%

(1) Roger Siboni is our President, Chief Executive Officer and Chairman of the Board of Directors.

(2) This prospectus also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(3)  Represents the maximum number of shares that may be sold hereunder.

                                  LEGAL MATTERS

     Certain legal matters relating to validity of the shares of common stock offered pursuant to this prospectus will be passed upon for E.piphany, Inc. by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain members of Wilson Sonsini Goodrich & Rosati involved in this matter beneficially own a total of 5,500 shares of our common stock. Aaron J. Alter, a member of Wilson Sonsini Goodrich & Rosati, is the Secretary of E.piphany.

                                     EXPERTS

     The audited financial statements incorporated in this prospectus by reference from E.piphany, Inc.'s Annual Report on Form 10-K for the fiscal years ended December 31, 1997, 1998 and 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, which are incorporated herein by reference, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

                  CHANGE IN OUR INDEPENDENT PUBLIC ACCOUNTANTS

     In July 1998, KPMG LLP resigned as our independent public accountants, as KPMG LLP became an integrator of our products and purchased our preferred stock. The former independent accountants' report on our financial statements for the year ended December 31, 1997 did not contain an adverse opinion, a disclaimer of opinion or any qualifications or modifications related to uncertainty, limitation of audit scope or application of accounting principles. The former independent public accountants' report does not cover any of our financial statements in this registration statement. KPMG LLP did not issue an audit opinion on our financial statements for any other period. There were no disagreements with the former public accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure with respect to our financial statements up through the time of dismissal that, if not resolved to the former accountants' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. In September 1998, we retained Arthur Andersen LLP as our independent public accountants. The decision to retain Arthur Andersen LLP was approved by resolution of our board of directors. Prior to retaining Arthur Andersen LLP, we had not consulted with Arthur Andersen LLP regarding accounting principles.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference into this Registration Statement and into the Prospectuses relating to this Registration Statement pursuant to Rule 428 the following documents and information previously filed with the Securities and Exchange Commission (the "Commission"):

     1. The Registrant's Annual Report on Form 10-K, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (SEC File No. 000-27183), on March 30, 2000.

     2. The Registrant's Quarterly Report of Form 10-Q for the quarter ended June 30, 2000, filed with the Commission on August 14, 2000.

     3. The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the Commission on May 8, 2000.

     4. The Registrant's Form 8-K, filed pursuant to Section 13(a) of the Exchange Act (SEC File No. 000-27183) for the May 31, 2000 merger with eClass Direct, Inc., filed on June 15, 2000.

     5. The Registrant's Form 8-K, filed pursuant to Section 13(a) of the Exchange Act (SEC File No. 000-27183) for the May 31, 2000 merger with Octane Software, Inc., filed on June 8, 2000.

     6. The Registrant's Form 8-K, filed pursuant to Section 13(a) of the Exchange Act (SEC File No. 000-27183) for the May 1, 2000 merger with iLeverage Corporation, filed on May 31, 2000.

     7. The Registrant's Form 8-K, filed pursuant to Section 13(a) of the Exchange Act (SEC File No. 000-27183) for the March 14, 2000 Merger Agreement with Octane Software, Inc., filed on March 28, 2000.

     8. The Registrant's Form 8-K, filed pursuant to Section 13(a) of the Exchange Act (SEC File No. 000-27183) for the January 4, 2000 merger with RightPoint Software, Inc., filed on January 19, 2000.

     9. The description of the Registrant's Common Stock which is contained in the Registrant's registration statement on Form 8-A as filed pursuant to section 12(g) of the Securities Exchange Act of 1934 on August 30, 1999.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article VII of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     The shares of common stock being offered under this prospectus were sold to Mr. Siboni on July 1, 1998 in connection with our hiring of Mr. Siboni as our Chief Executive Officer at that time. The shares were offered and sold to Mr. Siboni in reliance upon the private offering exemption provided by Section 4(2) of the Securities Act. At the time of the offer and sale, Mr. Siboni was an accredited investor, had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the investment and was given the opportunity to ask questions and receive answers concerning the terms and conditions of the offering.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBITS

10.1*     Restricted Stock Purchase Agreement, Promissory Note, Stock Pledge
          Agreement and Joint Escrow Instructions dated July 1, 1998 between
          Roger S. Siboni and the Registrant.

23.1      Consent of Independent Accountants.

24.1      Power of Attorney (See page II-4).

---------------------
* Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Registration No. 333- 82799) declared effective by the Securities and Exchange Commission on September 21, 1999.

ITEM 9. UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (ii) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act") each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, E.piphany, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on October 23, 2000.

                                       E.piphany, Inc.

                                       By: /s/ Kevin J. Yeaman
                                           -------------------------------------
                                           Kevin J. Yeaman
                                           Chief Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin J. Yeaman and Deborah E. Townsend and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to the registration statement.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                                  TITLE                                DATE
-------------------------    ------------------------------------------        ----------------
/s/ Roger S. Siboni          President, Chief Executive Officer and            October 23, 2000
-------------------------    Chairman of the Board (Principal Executive
Roger S. Siboni              Officer)


/s/ Kevin J. Yeaman          Chief Financial Officer (Principal                October 23, 2000
-------------------------    Financial and Accounting Officer)
Kevin J. Yeaman


/s/ Robert L. Joss           Director                                          October 23, 2000
-------------------------
Robert L. Joss


/s/ Paul M. Hazen            Director                                          October 23, 2000
-------------------------
Paul M. Hazen


/s/ Sam H. Lee               Director                                          October 23, 2000
-------------------------
Sam H. Lee

/s/ Douglas J. MacKenzie     Director                                          October 23, 2000
-------------------------
Douglas J. MacKenzie


/s/ Gayle Crowell            Director                                          October 23, 2000
-------------------------
Gayle Crowell

                                  EXHIBIT INDEX

NUMBER
EXHIBITS
10.1*     Restricted Stock Purchase Agreement, Promissory Note, Stock Pledge
          Agreement and Joint Escrow Instructions dated July 1, 1998 between
          Roger S. Siboni and the Registrant.

23.1      Consent of Independent Accountants.

24.1      Power of Attorney (See page II-4).

---------------------
* Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Registration No. 333- 82799) declared effective by the Securities and Exchange Commission on September 21, 1999.